National Research Council Canada Industrial Research Assistance Program	Conseil national de recherches Canada Programme d'aide à la recherche industrielle	NRC-CNRC

October 21, 2004	Amendment No. 7

Mr. Joel Strickland, President and CEO

Navitrak International Corporation

1660 Hollis Street, Suite 904

Halifax, Nova Scotia

B3J lV7

Dear Mr. Strickland:

Subject:	Amendment to Contribution Agreement #376225 TPC

Project Title: Navitrak GPS Navigator

The above-referenced Contribution Agreement is hereby amended as follows:

a)	Under Article 5.0 of the Basis of Payment and Repayment, delete section 5.1 in its entirety and replace with the following:

Beginning on the 1st day of January 2006 and at the beginning of every quarter thereafter up to and including the 1st day of January 2014, the Firm shall repay to NRC:

One and one-quarter [1.25%] percent of the Firm's gross revenues for the three months preceding the repayment date. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm, whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

It at any time during the life of this Agreement, the total amount repaid to NRC pursuant to this article should equal or exceeds the NRC Contribution to the Firm then the Firm shall cease to have any further obligation to make repayments to NRC pursuant to this article.

Canada

All other terms and conditions remain unchanged. The amended version of the Contribution Agreement is in effect starting October 21, 2004.

Please have a duly authorized officer of your Firm sign both copies of this amendment and return one copy to:

Peggy D'Orazio

Regional Contribution Agreement Officer National Research Council Canada

Industrial Research Assistance Program (IRAP) 1411 Oxford Street

Halifax, NS B3H 3Zl

This amendment shall become null and void if not signed and returned to NRC within thirty days of the NRC authorized Officer's signature date. For matters pertaining to this agreement, please contact your Industrial Technology Advisor (ITA), Brian Hatchett, at (902) 426-1635.

National Research Council Canada

/s/ D.P. Healey	22-10-04
David P. Healey	Date
Executive Director, Atlantic & Nunavut Region

Navitrak International Corporation

/s/ Joel Strickland	22-10-04
Joel Strickland	Date
President and CEO

c.c.	File

Brian Hatchett, ITA

Robert Ferland, Finance Branch

K. Brière, IRAP National Office

VER-2002-01-15